EXHIBIT (j)(2)

Independent Auditors' Consent

The Board of Trustees of Ivy Funds
Ivy Balanced Fund
Ivy International Balanced Fund
Ivy Real Estate Securities Fund
Ivy Small Cap Value Fund
Ivy Value Fund:

We consent to the use of our reports dated September 5, 2003 on the Advantus Real Estate Securities Fund, Inc., Advantus Venture Fund, Inc., and Advantus Cornerstone Fund, Inc., and November 7, 2003 on the Advantus Spectrum Fund, Inc. and the Advantus International Balanced Fund, Inc., incorporated by reference herein and to the references to our Firm under the headings "FINANCIAL HIGHLIGHTS" in Part A and "AUDITORS" and "FINANCIAL STATEMENTS" in Part B of the Registration Statement.

KPMG LLP

Minneapolis, Minnesota
January 28, 2004